UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2023

Celularity Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Park Ave
Florham Park, New Jersey		07932
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (908) 768-2170

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 17, 2023, Celularity Inc., or Celularity, entered into a securities purchase agreement with several accredited investors, providing for the private placement of (i) 5,813,945 shares of its Class A common stock, par value $0.0001 per share, or the Class A common stock, and (ii) accompanying warrants to purchase up to 5,813,945 shares of Class A common stock, or the PIPE Warrants, for $0.52 per share and $0.125 per accompanying PIPE Warrant, for an aggregate purchase price of approximately $3.75 million. The closing of the private placement occurred on May 18, 2023.

Each PIPE Warrant has an exercise price of $1.00 per share, is immediately exercisable, will expire on May 18, 2028 (five years from the date of issuance), and is subject to customary adjustments for certain transactions affecting Celularity’s capitalization. The PIPE Warrants may not be exercised if the aggregate number of shares of Class A common stock beneficially owned by the holder thereof (together with its affiliates) would exceed the specified percentage cap provided therein (which may be adjusted upon 61 days advance notice) immediately after exercise thereof.

In connection with the private placement, Celularity also entered into a registration rights agreement with the purchasers whereby it agreed to register the resale of the shares of Class A common stock and the shares of Class A common stock issuable upon exercise of the PIPE Warrants. Celularity are required to prepare and file a registration statement with the Securities and Exchange Commission, or SEC, within 30 days of the closing of the private placement, and to use commercially reasonable efforts to have the registration statement declared effective within 45 days if there is no review by the SEC, and within 90 days in the event of such review, and in any event, no later than July 31, 2023.

Celularity intends to use the net proceeds from the private placement for working capital and general corporate purposes.

The securities were issued pursuant to an exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended, or the Act, and Regulation D promulgated thereunder. Celularity relied on this exemption from registration based in part on representations made by the purchasers.

The offer and sale of the shares and PIPE Warrants (including the shares underlying the PIPE Warrants) has not been registered under the Act or any state securities laws. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this current report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein.

The foregoing descriptions of the securities purchase agreement, the PIPE Warrant and the registration rights agreement are not complete and are qualified in their entirety by references to the full text of such agreements, which are filed as exhibits 10.1, 10.2, and 10.3, respectively, to this current report on Form 8-K and are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above under Item 1.01 to the extent applicable is hereby incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2023, Bradley Glover, Ph.D., Executive Vice President and Chief Operating Officer and principal operating officer of Celularity, notified Celularity of his decision to resign from his role effective as of May 31, 2023 to pursue another opportunity. Dr. Glover’s decision to resign was not due to any disagreement with Celularity on any matter, or relating to its operations, policies, or practices.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

10.1	Form of Securities Purchase Agreement, among Celularity Inc. and the purchaser party thereto.
10.2	Form of PIPE Warrant.
10.3	Form of Registration Rights Agreement, among Celularity Inc. and the holder party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELULARITY INC.

Date:	May 19, 2023	By:	/s/ K. Harold Fletcher
K. Harold Fletcher EVP, General Counsel